Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181148 on Form S-8 of our report dated April 3, 2013, relating to the consolidated financial statements of Tilly’s, Inc., appearing in this Annual Report on Form 10-K of Tilly’s, Inc. for the year ended February 2, 2013.

/s/  Deloitte & Touche LLP

Costa Mesa, California

April 3, 2013